                                                                    Exhibit 99.2

[KPMG LOGO]

                          INDEPENDENT AUDITORS' REPORT

The Members
American Casino & Entertainment Properties LLC:

We have audited the accompanying combined balance sheets of America Casino & Entertainment Properties LLC (the "Company") as of December 31, 2002 and 2003, and the related combined statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2003. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of American Casino & Entertainment Properties LLC as of December 31, 2002 and 2003, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

                                    KPMG LLP

Los Angeles, California
March 5, 2004

                 AMERICAN CASINO & ENTERTAINMENT PROPERTIES LLC
                             COMBINED BALANCE SHEETS

                                                                          DECEMBER 31,
(In thousands)                                                      2002            2003
                                                                  --------        --------
ASSETS
Current Assets:
     Cash and cash equivalents                                    $ 59,343        $ 77,258
     Cash and cash equivalents-restricted                            1,926               -
     Marketable securities                                           4,200           4,200
     Investments-restricted                                          2,683           2,973
     Accounts receivable, net (note 2)                               4,298           4,051
     Related party receivables                                          32             233
     Deferred income taxes (note 8)                                    372           2,982
     Other current assets (note 3)                                   7,993           9,213
                                                                  --------        --------
Total Current Assets                                                80,847         100,910
                                                                  --------        --------
Property and Equipment, Net (note 4)                               313,210         324,548
                                                                  --------        --------
Other Assets:
     Debt issuance and deferred financing costs, net                   610             272
     Lessee incentive                                                  767             567
     Other receivable                                                2,401              84
     Deferred income taxes (note 8)                                      -          54,357
                                                                  --------        --------
Total Other Assets                                                   3,778          55,280
                                                                  --------        --------
TOTAL ASSETS                                                      $397,835        $480,738
                                                                  ========        ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
     Accounts payable-trade                                       $  3,674        $  5,048
     Accounts payable-construction                                     805             805
     Accrued expenses (note 5)                                      17,338          17,801
     Accrued payroll and related expenses                           10,267          12,395
     Current portion of capital lease obligation (note 6)               55             436
     Current portion of notes payable to related party (note 9)     15,421          14,796
                                                                  --------        --------
Total Current Liabilities                                           47,560          51,281
                                                                  --------        --------
Long-Term Liabilities:
     Notes payable to related party (note 9)                        85,230          86,456
     Accrued lessee incentive                                          818             568
     Capital lease obligations, less current portion (note 6)          949           3,555
     Deferred income taxes (note 8)                                  3,325           5,134
     Other                                                               -           3,399
                                                                  --------        --------
Total Long-Term Liabilities                                         90,322          99,112
                                                                  --------        --------
TOTAL LIABILITIES                                                  137,882         150,393
                                                                  --------        --------

Commitments and Contingencies (notes 11 and 12)

Stockholders' Equity (note 7):
     Common stock                                                       10              10
     Additional paid-in-capital                                    243,750         293,460
     Retained earnings                                              16,193          36,875
                                                                  --------        --------
Total Stockholders' Equity                                         259,953         330,345
                                                                  --------        --------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                        $397,835        $480,738
                                                                  ========        ========

                   See Notes to Combined financial Statements.

                 AMERICAN CASINO & ENTERTAINMENT PROPERTIES LLC
                          COMBINED STATEMENTS OF INCOME

                                                                          YEARS ENDED DECEMBER 31,
(In thousands)                                                2001               2002                 2003
                                                           ---------          ---------            ---------
REVENUES:
     Casino                                                $ 142,919          $ 143,057            $ 147,888
     Hotel                                                    38,326             44,263               47,259
     Food and beverage                                        55,453             56,349               59,583
     Tower, retail and other income                           29,512             28,247               30,336
                                                           ---------          ---------            ---------
              Gross Revenues                                 266,210            271,916              285,066
     Less promotional allowances                              23,737             21,893               22,255
                                                           ---------          ---------            ---------
NET REVENUES                                                 242,473            250,023              262,811
                                                           ---------          ---------            ---------
COSTS AND EXPENSES:
     Casino                                                   60,026             59,879               61,284
     Hotel                                                    17,190             20,142               22,074
     Food and beverage                                        42,806             43,393               44,990
     Other operating expenses                                 15,640             14,934               14,008
     Selling, general and administrative                      78,692             80,019               74,985
     Depreciation and amortization                            17,209             20,209               20,222
                                                           ---------          ---------            ---------
              Total Costs and Expenses                       231,563            238,576              237,563
                                                           ---------          ---------            ---------

INCOME FROM OPERATIONS                                        10,910             11,447               25,248
                                                           ---------          ---------            ---------
OTHER INCOME (EXPENSE):
     Interest income                                           1,640                667                  426
     Interest expense                                         (5,971)            (5,990)              (5,389)
     Gain (Loss) on sale of assets                                23               (354)              (1,401)
                                                           ---------          ---------            ---------
              Total Other Expense, net                        (4,308)            (5,677)              (6,364)
                                                           ---------          ---------            ---------

INCOME BEFORE INCOME TAXES                                     6,602              5,770               18,884

Provision for Income Taxes (note 8)                            4,908              4,907               (1,798)
                                                           ---------          ---------            ---------
NET INCOME                                                 $   1,694          $     863            $  20,682
                                                           =========          =========            =========

                   See Notes to Combined financial Statements.

                 AMERICAN CASINO & ENTERTAINMENT PROPERTIES LLC
                        COMBINED STATEMENTS OF CASH FLOWS

                                                                                            YEARS ENDED DECEMBER 31,
(In thousands)                                                                       2001          2002          2003
                                                                                   --------      --------      --------
CASH FLOWS FROM OPERATING ACTIVITIES:
          Net income                                                               $  1,694      $    863      $ 20,682
          Adjustments to reconcile net income to net cash
            provided by operating activities:
                Depreciation and amortization                                        17,209        20,209        20,222
                (Gain) Loss on sale or disposal of assets                               (23)          354         1,401
                Provision for deferred income taxes                                   1,237         1,804        (5,448)
                Changes in operating assets and liabilities:
                     Restricted Cash                                                      -             -         1,926
                     Accounts receivable, net                                        (1,119)         (108)          247
                     Other current assets                                             1,613         1,750         1,653
                     Accounts payable - trade                                          (277)         (403)        1,374
                     Accrued expenses                                                   783         5,766         2,341
                     Other                                                                -             -         3,399
                                                                                   --------      --------      --------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                            21,117        30,235        47,797
                                                                                   --------      --------      --------

CASH FLOWS FROM INVESTING ACTIVITIES:
          Increase in investments - restricted                                          161        (1,623)         (290)
          Purchase of marketable securities                                             259             -             -
          Acquisition of property and equipment                                     (50,631)      (22,085)      (30,423)
          Payments for CIP                                                           (5,345)         (793)            -
          Related party receivables                                                    (411)          373          (201)
          Cash proceeds from sale of property and equipment                               -             1           521
                                                                                   --------      --------      --------
NET CASH USED IN INVESTING ACTIVITIES                                               (55,967)      (24,127)      (30,393)
                                                                                   --------      --------      --------

CASH FLOWS FROM FINANCING ACTIVITIES:
          Debt issuance and deferred financing costs                                      -          (855)          (90)
          Proceeds from related part note payable                                    45,750        17,220         7,780
          Member contribution                                                         5,150           598             -
          Proceeds from capital lease obligations                                     1,004             -             -
          Payments of related party notes payable                                   (10,696)       (9,277)       (7,179)
          Payments of long term debt                                                 (3,369)          (38)            -
          Payments on capital lease obligation                                       (2,759)       (3,280)            -
          Cash acquired from subsidiary contributed by parent                             -           280             -
                                                                                   --------      --------      --------
NET CASH PROVIDED BY FINANCING ACTIVITIES                                            35,080         4,648           511
                                                                                   --------      --------      --------

Net increase in cash and cash equivalents                                               230        10,756        17,915
Cash and cash equivalents - beginning of period                                      48,357        48,587        59,343
                                                                                   --------      --------      --------
CASH AND CASH EQUIVALENTS - END OF PERIOD                                          $ 48,587      $ 59,343      $ 77,258
                                                                                   ========      ========      ========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Cash paid during the period for interest                                           $  5,058      $  5,790      $  5,422
                                                                                   ========      ========      ========

NON-CASH INVESTING AND FINANCING ACTIVITIES:
          Capitalized lease obligation incurred in the acquisition of property
                and equipment                                                      $      -      $      -      $  3,042
          Net assets contributed by parent                                         $      -      $    233      $      -
          Change in deferred tax asset valuation allowance related
               to book-tax differences existing at time of bankruptcy              $    628      $  2,412      $ 49,710
          Cancellation of common stock shares pursuant to the plan of merger       $      -      $     20      $      -
                                                                                   ========      ========      ========

                   See Notes to Combined financial Statements.

                 AMERICAN CASINO & ENTERTAINMENT PROPERTIES LLC
                   COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                        COMMON         ADDITIONAL       RETAINED         TOTAL
                                                        STOCK        PAID-IN-CAPITAL    EARNINGS         EQUITY
                                                       --------      ---------------    --------        --------
BALANCES AT DECEMBER 31, 2000                          $     30         $234,709        $ 13,636        $248,375

CHANGE IN DEFERRED TAX ASSET VALUATION ALLOWANCE
  RELATED TO BOOK-TAX DIFFERENCES EXISTING AT TIME
  BANKRUPTCY                                                  -              628               -             628
MEMBER CONTRIBUTIONS                                          -            5,150               -           5,150

NET INCOME                                                    -                -           1,694           1,694

                                                       --------         --------        --------        --------
BALANCES AT DECEMBER 31, 2001                          $     30         $240,487        $ 15,330        $255,847

CHANGE IN DEFERRED TAX ASSET VALUATION ALLOWANCE
  RELATED TO BOOK-TAX DIFFERENCES EXISTING AT TIME
  BANKRUPTCY                                                  -            2,412               -           2,412

NET ASSETS CONTRIBUTED BY PARENT                              -              233               -             233

MEMBER CONTRIBUTIONS                                          -              598               -             598

CANCELLATION OF COMMON SHARES                               (20)              20               -               -

NET INCOME                                                    -                -             863             863

                                                       --------         --------        --------        --------
BALANCES AT DECEMBER 31, 2002                          $     10         $243,750        $ 16,193        $259,953

CHANGE IN DEFERRED TAX ASSET VALUATION ALLOWANCE
  RELATED TO BOOK-TAX DIFFERENCES EXISTING AT TIME
  BANKRUPTCY                                                  -           49,710               -          49,710

NET INCOME                                                    -                -          20,682          20,682
                                                       --------         --------        --------        --------
BALANCES AT DECEMBER 31, 2003                          $     10         $293,460        $ 36,875        $330,345
                                                       ========         ========        ========        ========

                   See Notes to Combined financial Statements

                 AMERICAN CASINO & ENTERTAINMENT PROPERTIES LLC

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                        DECEMBER 31, 2001, 2002 AND 2003

(1) DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

THE COMPANY

The accompanying combined financial statements present the financial position, results of operations and cash flows of American Casino & Entertainment Properties LLC which is comprised of American Casino & Entertainment Properties LLC, Stratosphere Corporation and its wholly-owned subsidiaries, Stratosphere Gaming Corporation., Stratosphere Land Corporation, Stratosphere Advertising Agency, Stratosphere Leasing, LLC, 2000 Las Vegas Boulevard Retail Corporation and Stratosphere Development, LLC, an entity controlled by Stratosphere Corporation; Arizona Charlie's, Inc., and its wholly owned subsidiary Jetset Tours, LLC; and Fresca, LLC (collectively the "Company"). Stratosphere Corporation, Arizona Charlie's, Inc. and Fresca, LLC are under the common control of Carl C. Icahn. As discussed in note 13, American Casino & Entertainment Properties LLC is awaiting approval of the Nevada State Gaming Control Board to complete the acquisition of the casinos. The Company operates integrated casinos, hotels, retail and entertainment facility and a 1,149 foot, free-standing observation tower located in Las Vegas, Nevada. All significant intercompany balances and transactions have been eliminated in combination.

CASINO REVENUES AND PROMOTIONAL ALLOWANCES

During the first quarter, 2001, the Emerging Issues Task Force reached a consensus on the portion of Issue 00-22, "Accounting for `Points' and Certain Other Time-Based or Volume-Based Sales Incentive Offers, and Offers for Free Products or Services to be Delivered in the Future," which addressed the income statement classification of the value of the points redeemable for cash awarded under point programs similar to the Company's Player's Club and Guaranteed Refund programs. The consensus states the cost of these programs should be reported as a contra-revenue, rather than an expense and is retroactive to January 1, 2001, with prior year restatement required. The Company has adopted the current consensus recommendations on Issue 00-22. Prior to the release of the new consensus, the Company historically reported the costs of such points as an expense. In accordance with the consensus, the Company recorded these costs of $6.7 million, $5.0 million and $12.8 million for the fiscal years ended December 31, 2001, 2002 and 2003 respectively as a reduction of casino revenues in the combined Statements of Income.

The Company recognizes revenues in accordance with industry practice. Casino revenue is the net win from gaming activities (the difference between gaming wins and losses). Casino revenues are net of accruals for anticipated payouts of progressive and certain other slot machine jackpots. Revenues include the retail value of rooms, food and beverage and other items that are provided to customers on a complimentary basis. A corresponding amount is deducted as promotional allowances. The cost of such complimentaries included as casino expenses is as follows (in thousands):

                                     December 31,
                          --------------------------------
                           2001          2002         2003
                           ----          ----         ----
Food and Beverage        $7,367        $6,858       $7,035
Rooms                       229           104           84
Other                        66            53           31
                         ------        ------       ------
                         $7,662        $7,015       $7,150
                         ======        ======       ======

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include cash on hand and in banks, interest bearing deposits, money market funds and debt instruments purchased with an original maturity of 90 days or less. Cash and cash equivalents-restricted at December 31, 2002 consist primarily of funds reserved for final settlement of unsecured claims pursuant to the Restated Second Amended Plan of Bankruptcy. In 2003, the unsecured claims were settled and the funds were disbursed.

MARKETABLE SECURITIES

The Company's marketable securities represent investments in Moody's AA2 rated Portland, Oregon and Moody's and Standard and Poor's AAA rated New York City bonds. These securities are currently reported at cost, which approximates fair market value, and are considered available-for-sale. The changes in fair values of these securities have historically been immaterial to the combined financial statements.

INVESTMENTS RESTRICTED

Investments-restricted consist primarily of funds pledged for Nevada sales and use tax, unpaid sports book tickets and workers' compensation benefits.

INVENTORIES

Inventories, consisting primarily of food and beverage, retail merchandise and operating supplies, are stated at the lower of cost or market and included in other current assets. Cost is determined using the first-in, first-out method.

PROPERTY AND EQUIPMENT

Property and equipment purchased are stated at cost. Capitalized lease assets are stated at the lower of the present value of the future minimum lease payments or fair value at the inception of the lease (see Notes 4 and 6). Expenditures for additions, renewals and improvements are capitalized and depreciated over their useful lives. Costs of repairs and maintenance are expensed when incurred. Leasehold acquisition costs are amortized over the shorter of their estimated useful lives or the term of the respective leases once the assets are placed in service.

Depreciation and amortization of property and equipment are computed using the straight-line method over the following useful lives:

Buildings and improvements.................................   36-39 years
Furniture, fixtures and equipment..........................    3-15 years
Land improvements..........................................      15 years

The Company's policy is to capitalize interest incurred on debt during the course of qualifying construction projects. Such costs are added to the asset base and amortized over the related assets' estimated useful lives. The Company capitalized interest of $1,857,200 for 2001. There was no capitalized interest during fiscal year 2002 and 2003.

RECOVERABILITY OF LONG-LIVED ASSETS TO BE HELD AND USED IN THE BUSINESS

The Company adopted SFAS No. 144 on January 1, 2002. SFAS No. 144 requires the Company to review its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or a group of assets may not be recoverable. Assets are grouped and evaluated for impairment at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets. The Company deems an asset to be impaired if a forecast of undiscounted future operating cash flows directly related to the asset, including disposal value if any, is less than its carrying amount. If an asset is determined to be impaired, the loss is measured as the amount by which the carrying amount of the asset exceeds fair value. The Company generally estimates fair value by discounting estimated cash flows. Considerable management judgment is necessary to estimate discounted future cash flows. Accordingly, actual results could vary significantly from such estimates. Prior to January 1, 2002, the Company utilized SFAS No. 121 to assess impairment of long-lived assets.

SALES, ADVERTISING AND PROMOTION

Sales, advertising and promotion costs are expensed as incurred and totaled $20.4 million, $18.1 million and $22.9 million for the years ended December 31, 2001, 2002 and 2003, respectively, and are included in selling, general and administrative expenses in the accompanying combined statements of income.

USE OF ESTIMATES

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make a number of estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Such estimates and assumptions affect the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, management evaluates its estimates and assumptions based upon historical experience and various other factors and circumstances. Management believes its estimates and assumptions are reasonable in the circumstances; however, actual results may differ from these estimates under different future conditions.

NEW ACCOUNTING PRONOUNCEMENTS

In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 requires the Company to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development, and/or normal use of the assets. The Company also records a corresponding asset that is depreciated over the life of the asset. Subsequent to the initial measurement of the asset retirement obligation, the obligation is to be adjusted at the end of each period to reflect the passage of time and changes in the estimated future cash flows underlying the obligation. The Company was required to adopt SFAS No. 143 on January 21, 2003. The adoption of SFAS No. 143 did not have a material effect on the Company's financial statements.

In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections. SFAS No. 145 amends existing guidance on reporting gains and losses on the extinguishment of debt to prohibit classification of the gain or loss as extraordinary, as the use of such extinguishments have become part of the risk management strategy of many companies. SFAS No. 145 also amends SFAS No. 13 to require sale-leaseback accounting for certain least modifications that have economic effects similar to sale-leaseback transactions. The provision of the Statement related to the rescission of Statement No. 4 is applied in fiscal years beginning after May 15, 2002. Earlier application of these provisions is encouraged. The provisions of the Statement related to Statement No. 13 were effective for transactions occurring after May 15, 2002, with early application encouraged. The adoption of SFAS No. 145 did not have a material effect on the Company's financial statements.

In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity. The provisions of this Statement were effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. The adoption of SFAS No. 146 did not have a material effect on the Company's financial statements.

In November 2002, the FASB issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others, an interpretation of FASB Statements No. 5, 57 and 107 and a rescission of FASB Interpretation No. 34. This Interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. The Interpretation also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken. The initial recognition and measurement provisions of the Interpretation were applicable to guarantees issued or modified after December 31, 2002 and did not have a material effect on the Company's financial statements. The disclosure requirements were effective for financial statements of interim and annual periods ending after December 31, 2002.

In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure, an amendment of FASB Statement No.
123. This Statement amends FASB Statement No. 123, Accounting for Stock-Based Compensation to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement No. 123 to require prominent disclosures of the effect of the fair value method in both annual and interim financial statements. The Company adopted the disclosure provisions of this Statement on January 1, 2003 and included the disclosure modifications in these combined financial statements.

In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities, an interpretation of ARB No. 51, which was then revised in December 2003. This Interpretation addresses the consolidation by business enterprises of variable interest entities as defined in the Interpretation. The Interpretation applies immediately to variable interests in variable interest entities created after January 31, 2003, and to variable interests in variable interest entities obtained after January 31, 2003. For nonpublic enterprises, such as the Company, with a variable interest in a variable interest entity created before February 1, 2003, the Interpretation is applied to the enterprise no later than the end of the first annual reporting period beginning after June 15, 2003. The application of this Interpretation is not expected to have a material effect on the Company's financial statements. The Interpretation requires certain disclosures in financial statements issued after January 31, 2003 if it is reasonably possible that the Company will consolidate or disclose information about variable interest entities when the Interpretation becomes effective. The Company does not believe it has any variable interest entities.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. SFAS No. 150 establishes standards for how a company classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that companies classify a financial instrument that is within its scope as a liability (or an asset in some circumstance). Many of those instruments were previously classified as equity. The provisions of this Statement are effective for financial instruments entered into or modified after May 31, 2003, and otherwise are effective at the beginning of the first interim period beginning after June 15, 2003. The impact of this Statement did not have a significant effect on the Company's financial statements.

RECLASSIFICATIONS

Certain reclassifications have been made to the prior years combined financial statements to conform to the current fiscal year presentation.

(2) ACCOUNTS RECEIVABLE

Accounts receivable consists of the following (in thousands):

                                           December 31,
                                       -------------------
                                        2002         2003
                                        ----         ----
Hotel and related                      $2,535       $3,030
Gaming                                    575          523
Income taxes                                0            0
Other                                   2,018          971
                                       ------       ------
                                        5,128        4,524
Less allowance for doubtful accounts      830          473
                                       ------       ------
                                       $4,298       $4,051
                                       ======       ======

The Company recorded bad debt expense of $134, $524 and $395 for the years ended December 31, 2001, 2002 and 2003 respectively.

(3) OTHER CURRENT ASSETS

Other current assets consist of the following as of December 31, 2002 and 2003 (in thousands):

                                December 31,
                         -----------------------
                           2002            2003
                           ----            ----
Inventories              $2,397           $2,683
Prepaid expenses          4,989            4,435
Other                       607            2,095
                         ------           ------
                         $7,993           $9,213
                         ======           ======

(4) PROPERTY AND EQUIPMENT - NET

Property and equipment consist of the following as of December 31, 2002 and 2003 (in thousands):

                                                                 December 31,
                                                         --------------------------
                                                           2002              2003
                                                           ----              ----
Land and improvements, including land held
 for development                                         $ 50,239          $ 50,299
Building and improvements                                 230,459           235,538
Furniture, fixtures and equipment                          93,846           105,415
Construction in progress                                      361             7,724
                                                         --------          --------
                                                          374,905           398,976
Less accumulated deprecation and amortization              61,695            74,428
                                                         --------          --------
                                                         $313,210          $324,548
                                                         ========          ========

At December 31, 2002 and 2003, assets recorded under capital leases were $1.0 million and $4.0 million, respectively. Accumulated depreciation and amortization at December 31, 2002 and 2003 includes amounts recorded for capital leases of $0.1 million.

In mid-1996, Stratosphere Corporation suspended construction of the 1,000-room hotel tower (the "Hotel Expansion"), which had reached a height of approximately 14 stories. In April 2000, construction was resumed to complete the unfinished hotel tower with a total construction budget of $65.0 million. In June 2001, the Company completed construction of the new hotel tower that includes 1,000 new guestrooms and amenities including a 67,000-square foot pool and recreation area with a new snack and cocktail bar, private cabanas and a large spa. "Lucky's Cafe" a 350-seat coffee shop, a new porte-cochere and valet parking entrance, gift shop and new tour bus entrance and lobby have also been completed. The Company refurbished and expanded the "Stratosphere Courtyard Buffet" as well as remodeled "Montana's Steak House" and converted it into the "Crazy Armadillo" featuring Tex-Mex cuisine and an oysterbar.

(5) OTHER ACCRUED EXPENSES

Other accrued expenses consist of the following as of December 31, 2002 and 2003 (in thousands):

                                                     December 31,
                                             ------------------------
                                               2002             2003
                                               ----             ----
Vacation packages                            $ 2,634          $ 2,478
Accrued liabilities                            6,743            9,137
Accrued restructuring costs                      341                -
Cash reserve for unpaid bankruptcy claims      1,926                -
Accrued taxes                                  1,411            1,885
Accrued/unclaimed sports tickets/prizes          820              981
Other                                          3,463            3,320
                                             -------          -------
                                             $17,338          $17,801
                                             =======          =======

(6) LEASES, INCOME AND CAPITAL LEASE OBLIGATIONS

In connection with the purchase of the Master Lease from Strato-Retail, the Company assumed lessor responsibilities for various non-cancelable operating leases for certain retail space. The future minimum lease payments to be received under these leases for years subsequent to December 31, 2003 are as follows (in thousands):

 Years ending December 31,
 -------------------------
         2004                  $  3,138
         2005                     2,644
         2006                     1,853
         2007                     1,488
         2008                       708
      Thereafter                  1,616
                               --------
      Total Payments           $ 11,447
                               ========

The Company is reimbursed by lessees for certain operating expenses.

Future minimum lease payments under capital leases with initial or remaining terms of one year or more consist of the following at December 31, 2003 (in thousands):

     Years ending December 31,
     -------------------------
            2004                            $   665
            2005                                665
            2006                                665
            2007                                665
            2008                              1,288
         Thereafter                           7,488
                                            -------
Total minimum lease payments                 11,436
Less: amount representing interest
  ranging from 5% to 10%                      7,445
                                            -------
Present value of net minimum lease payments   3,991
Less: current portion                           436
                                            -------
Long-term capital lease obligation          $ 3,555
                                            =======

The Company had no operating leases as of December 31, 2001, 2002 and 2003, respectively.

(7) STOCKHOLDERS' EQUITY

Common stock includes the capital stock issued and outstanding for Stratosphere Corporation and Arizona Charlie's, Inc. and is summarized as follows:

                                         Amount      Amount Issued and
                            Par Value  Authorized      Outstanding
                            ---------  ----------      -----------
Stratosphere Corporation
  December 31, 2002          $0.01           100             100
  December 31, 2003           0.01           100             100
Arizona Charlie's, Inc
  December 31, 2002          $0.01     5,000,000       1,000,000
  December 31, 2003           0.01     5,000,000       1,000,000

Included in additional paid-in capital at December 31, 2002 and 2003 is $64,677 in members' equity related to Fresca, LLC.

Fresca, LLC is a Nevada limited liability company that was formed on January 26, 2000. It was formed for the purpose of acquiring and operating certain property in Las Vegas, Nevada, including a casino, hotel, and recreational vehicle rental park, referred to as Arizona Charlie's Boulder. Hotel operations commenced on February 5, 2000 (date of inception) and gaming operations commenced on May 23, 2000. The members of Fresca, LLC are Mr. lcahn and Starfire Holding Corporation (a company controlled by Mr. Icahn). Earnings and losses are distributed based on the original capital contribution amounts. Members of an LLC are not personally liable for debts, obligations or liabilities of the Company beyond the amount of the member's capital contributions. The latest date on which Fresca, LLC is to dissolve is December 31, 2099.

On October 4, 1999, American Real Estate Holdings Limited Partnership, or ("AREH"), a common-ownership related party purchased 985,286 shares of the Stratosphere's common stock from entities owned or controlled by Mr. Icahn. On March 24, 2000, AREH purchased 50,000 shares of the Stratosphere's common stock from NYBOR, a company owned by Mr. Icahn. Upon completion of the transaction, Mr.

Icahn controlled approximately 89.6% of the Company's Common Stock. AREH is the subsidiary limited partnership of American Real Estate Partners, L.P. ("AREP") a master limited partnership whose units are traded on the New York Stock Exchange. Mr. Icahn currently owns over 86% of AREP's outstanding depository units and preferred units.

On February 1, 2002, the Stratosphere announced that it entered into a merger agreement under which AREP, through an affiliate, will acquire the remaining shares of Stratosphere that AREP does not currently own. AREP owned approximately 51% of Stratosphere and Mr. Icahn owned approximately 38.6%. The initial determination to engage in the transaction at the prices set forth below was previously announced by AREP in September 2000.

On December 19, 2002, the stockholders of Stratosphere Corporation approved the plan of merger dated February 1, 2002. Under the Merger Plan, AREP acquired the remaining 49% interest in the Company. Under the agreement, the stockholders who were unaffiliated with AREP and Mr. Icahn received a cash price of $45.32 per share, and the Icahn-related stockholders (other than AREP) received a cash price of $44.33 per share. AREP paid an aggregate of approximately $44.3 million for the 49% of the shares of Stratosphere that it did not already own. Subsequent to the merger, all but 100 shares of Stratosphere were cancelled, and the par value of the cancelled shares transferred to additional paid in capital.

The Company has not implemented a stock option plan.

(8) INCOME TAXES

The income tax provision attributable to income from operations for the fiscal years ended December 31, 2002 and 2003 (in thousands):

                            December 31,
               -------------------------------------
                2001         2002             2003
                ----         ----             ----
Current        $3,176       $  311          $ 3,650
Deferred        1,732        4,596           (5,448)
               ------       ------         --------
               $4,908       $4,907         ($ 1,798)
               ======       ======         ========

DEFERRED TAX ASSETS AND LIABILITIES

The tax effect of significant temporary differences and carryforwards representing deferred tax assets and liabilities (the difference between financial statement carrying values and the tax basis of assets and liabilities) for the Company is as follows at December 31, 2001, 2002 and 2003 (in thousands):

                                                       December 31,
                                                 ----------------------
                                                   2002          2003
                                                   ----          ----
TEMPORARY DIFFERENCES
Current:
   Allowance for doubtful accounts               $    270      $    126
   Gaming related                                     567           661
   Accrued vacation and employee related            2,326         2,005
   Outstanding chip and token liability               112           112
   Deferred income                                     55            46
   Other                                              228            10
                                                 --------      --------
                                                    3,558         2,960

Long-term:
Excess of tax over book basis of assets
due primarily to write down of assets              62,834        39,859
                                                 --------      --------
TOTAL TEMPORARY DIFFERENCES                        66,392        42,819
                                                 --------      --------
Carryforwards:
      Net Operating Loss (including
       Section 382 limitation)                     12,942         9,984
      Alternative minimum tax credit                  450           521
      Other credits                                 1,048           739
                                                 --------      --------
Total Carryforwards                                14,440        11,244
                                                 --------      --------
Total temporary differences and
carryforwards                                      80,832        54,063
Valuation allowance                               (83,785)       (1,858)
                                                 --------      --------
Total deferred tax assets (liabilities)         ($  2,953)     $ 52,205
                                                 ========      ========

At December 31, 2003, the company had net operating loss carryforwards available for federal income tax purposes of approximately $28.5 million which begin expiring in 2019.

SFAS 109 requires a "more likely than not" criterion be applied when evaluating the realizability of a deferred tax asset. As of December 31, 2002, given the Company's history of losses for income tax purposes, the volatility of the industry within which the Company operates, and certain other factors, the Company has established a valuation allowance principally for the deductible temporary differences, including the excess of the tax basis of the Company's assets over the basis of such assets for financial purposes. However, at December 31, 2003, based on various factors including the current earnings trend and future taxable income projections, the Company determined that it was more likely than not that some of the deferred tax assets will be realized. Accordingly, the valuation allowance for these assets was reversed.

In accordance with SFAS 109, the tax benefit of any deferred tax asset that existed on the effective date of a reorganization should be reported as a direct addition to contributed capital. The Company has deferred tax assets relating to both before and after the Company emerged from bankruptcy in September of 1998. The net decrease in the valuation allowance was $81,927,000, of which $49,710, 000 was credited directly to additional paid-in-capital in accordance with SFAS 109 and the requirements for recording tax benefits associated with emergence from bankruptcy.

The provision for income taxes differs from the amount computed at the federal statutory rate as a result of the following:

                                                 December 31,
                                          -------------------------
                                          2001      2002      2003
                                          ----      ----      ----
Federal statutory rate                    35.0%     35.0%     35.0%
Other                                     -0.4%      5.4%      1.8%
Permanent differences                      1.6%      0.7%      0.5%
Federal income tax credits                -3.9%     -3.5%     -1.4%
Tax deduction not given book benefit       0.0%      0.0%     18.0%
Valuation allowance                        2.1%     -7.4%    -74.3%
Income (loss) not subject to taxation     40.0%     54.8%     10.9%
                                          ----      ----     -----
                                          74.4%     85.0%     -9.5%
                                          ====      ====     =====

SECTION 382 LIMITATION

As of December 31, 2003 and 2002, the Company had a tax basis in its assets in excess of its basis for financial reporting purposes that will generate substantial tax deductions in future periods. As a result of a "change in ownership" under Internal Revenue Code Section 382, the Company's ability to utilize depreciation and other tax attributes was limited to approximately $6,400,000 per year commencing fiscal year 1998 and for the five subsequent years. This limitation is applied to all built-in losses which exist on the "change of ownership" date, including all items giving rise to a deferred tax asset.

For the year ended December 31, 2001, a portion of the Company's depreciation and other tax attributes in the amounts of $1.6 million that existed on the "change of ownership" date was limited under Section 382. Pursuant to Section 382, the limited depreciation and other tax attributes are treated as a net operating loss, which the Company may utilize in subsequent years.

(9) RELATED PARTY TRANSACTIONS

Long term debt consists of the following as of December 31, 2002 and 2003 (in thousands):

                                              December 31,
                                        ---------------------
                                          2002         2003
                                          ----         ----
Construction loan note payable (A)      $ 68,757     $ 65,106
Lease purchase note payable (B)           11,770       11,146
Arnos loan note payable (C )               2,904            0
Starfire loan note payable (D)            17,220       25,000
                                        --------     --------
                                         100,651      101,252
Less current portion                      15,421       14,796
                                        --------     --------
Long-term debt-less current portion     $ 85,230     $ 86,456
                                        ========     ========

(A) On May 1, 2001, the Company delivered a $73.0 million promissory note for a construction loan to American Real Estate Holdings ("AREH"), a common-ownership related party, in order to finance the construction of the 1,000-room hotel tower, Lucky's Cafe and new pool area (the "Hotel Expansion"). The promissory note is secured by a deed of trust on certain real property. Demand notes bearing interest at 9.5% and totaling $48.0 million, as of April 18, 2001, were replaced by this note. During 2001 AREH provided additional advances of $25.0 million against the $73.0 million note. In November 2001 the Company began making principal payments on the loan in equal monthly installments based on a twenty (20) year amortization schedule, with the remaining balance due and payable June 2002. Interest accrues at a variable rate per annum equal to the sum of (i) three hundred (300) basis points plus
         (ii) the 90 day London Interbank Offered Rate ("LIBOR"). This interest rate at December 31, 2002 was 4.66%. On July 3, 2002, the Company paid AREH one point or $730,000 to obtain a twenty-four (24) month extension of the loan term. The extension fee is being amortized over the remaining term of the loan. On September 1, 2003 the term was extended to September 6, 2005.

(B) On May 1, 2001, the Company delivered a $12.5 million promissory note to AREH to replace the $12.5 million demand note used to acquire the property under the Master Lease from Strato-Retail, LLC. The promissory note is secured by a deed of trust on certain real property. In November 2001 the Company began making principal payments on the loan in equal installments based on a twenty (20) year amortization schedule with the remaining balance due and payable July 2002. Interest accrues at a variable rate per annum equal to the sum of (i) three hundred fifty (350) basis points plus (ii) the 90 day LIBOR. This interest rate at December 31, 2002 was 5.16%. On July 4, 2002 the Company paid AREH one point or $125,000 to obtain a twelve (12) month extension of the loan term. The loan extension fee is being amortized over the remaining term of the loan. The term was extended to August 31, 2004.

(C) On September 24. 2001., Arizona Charlie's, Inc., refinanced the remaining principal balance of $7,904,000 on a prior note payable to Amos Corp., a company related through common ownership. The note bears interest at the prime rate plus 1.50% (5.75% at December 31, 2002), with a maturity of June 2004, and was collateralized by all assets of the Arizona Charlie's, Inc. The note was repaid during November 2003.

(D) During fiscal year 2002, Fresca, LLC, entered into an unsecured line of credit in the amount of $25,000,000 with Starfire Holding Corporation (Starfire), a common-ownership related party. The outstanding balance, including accrued interest, shall be due and payable on January 2, 2007. At December 31, 2003, Fresca, LLC, had $25,000,000 outstanding. The note bears interest on the unpaid principal balance from January 2, 2002 until maturity at the rate per annum equal to the prime rate, as established by Fleet Bank, from time to time, plus 2.75%. Interest is payable semi-annually in arrears on the first day of January and July, and at maturity. The note is guaranteed by Mr. Icahn.

The future aggregate annual maturities of notes payable to related party at December 31, 2003 are as follows (in thousands):

    Years ending
    ------------
    December 31,
    ------------
  2004             $ 14,796
  2005               61,456
  2006                    -
  2007               25,000
                   --------
Total              $101,252
                   ========

(10) EMPLOYEE BENEFIT PLAN

Employees of the Company who are members of various unions are covered by union-sponsored, collectively bargained, multi-employer health and welfare and defined benefit pension plans. The Company recorded expenses for such plans of $4,921,851 and $6,517,487 and $7,619,495 for the years ended December 31, 2001,
2002 and 2003, respectively. Sufficient information is not available from the plans' sponsors to permit the Company to determine the adequacy of the plans' funding status.

The Company has a retirement savings plan under Section 401(k) of the Internal Revenue Code covering its non-union employees. The plan allows employees to defer, within prescribed limits, up to 15% of their income on a pre-tax basis through contributions to the plan. The Company currently matches, within prescribed limits, 50% of eligible employees' contributions up to 4% of their individual earnings. The Company recorded $813,000, $815,000 and $559,000 for matching contributions for the years ended December 31, 2001, 2002 and 2003, respectively.

(11) COMMITMENTS

The Company and Mr. Richard Brown, President and Chief Executive Officer of Stratosphere Corporation entered into a two-year employment agreement effective April 1, 2002 (the "Brown Agreement"). The Brown Agreement provides that Mr. Brown will be paid a base annual compensation of $300,000. The agreement also provides Mr. Brown receive an annual bonus of $20,000. The Brown Agreement further provides that if Mr. Brown is terminated without "Cause" (as defined in the Brown Agreement) or there is a "Change of

Control" (as defined in the Brown Agreement), then Mr. Brown will receive an immediate severance payment in the amount equal to the then current Base Salary. Mr. Brown was paid a $20,000 bonus in 2003 for the year ended December 31, 2002.

(12) CONTINGENCIES

The Company filed a complaint for the avoidance of preferential transfers made to Grand Casinos, Inc. ("Grand"). Included in the complaint are approximately $5.9 million of payments made to Grand prior to the Company beginning bankruptcy proceedings. On December 31, 2002, the Bankruptcy Court entered its Memorandum of Decision; Findings of Facts and Conclusions of Law; and Judgment awarding the Stratosphere approximately $2.3 million. This amount was collected during May 2003.

On January 31, 2001, the Company was named in an action styled Disabled Rights Action Committee v. Stratosphere Gaming Corp., Case No A430070, in the Eighth Judicial District Court of the State of Nevada. The complaint alleges a number of violations of the Americans with Disabilities Act ("ADA"), including inadequate room selection, door widths and other similar items. Simultaneously with the complaint, plaintiffs filed a Motion for Preliminary Injunction, seeking to have construction halted on the new hotel tower until the property fully complies with the ADA. The Company removed the action to the United States District Court in Nevada, and it is now styled Disabled Rights Action Committee
v. Stratosphere Gaming Corp., Case No. CV-S-01-0162-RLH (PAL). The federal district court held a hearing on plaintiffs' Motion for Preliminary Injunction and denied the motion, focusing upon what the Court believed to be the plaintiffs' lack of irreparable injury. The federal district court also granted the Company's Motion to Dismiss the plaintiffs' state law claims, leaving in place only the ADA claims. The Company and the Plaintiffs then filed Motions for Summary Judgment. The District Court granted and denied in part each of the parties' respective motions. The Court ordered that the Company must make certain renovations to 532 rooms that were opened in 1996. The renovations were completed by July, 2002 and cost $765,000.

Tiffiny Decorating Company ("Tiffiny"), a subcontractor to Great Western Drywall ("Great Western"), filed a legal action against Stratosphere Corporation, Stratosphere Development, LLC, American Real Estate Holdings Limited Partnership (Stratosphere Corporation, Stratosphere Development, LLC and American Real Estate Holdings Limited Partnership are herein collectively referred to as the "Stratosphere Parties"), Great Western, Nevada Title and Safeco Insurance, Case No. A443926 in the Eighth Judicial District Court of the State of Nevada. The legal action asserts claims that include breach of contract, unjust enrichment and foreclosure of lien. The Stratosphere Parties have filed a cross-claim against Great Western in that action. Additionally, Great Western has filed a separate legal action against the Stratosphere Parties setting forth the same disputed issues. That separate action, Case No. A448299 in the Eighth Judicial Court of the State of Nevada has been consolidated with the case brought by Tiffiny.

The initial complaint brought by Tiffiny asserts that Tiffiny performed certain services on construction at the Stratosphere and was not fully paid for those services. Tiffiny claims the sum of $521,562 against Great Western, the Stratosphere Parties, and the other defendants, which the Stratosphere Parties contend have been paid to Great Western for payment to Tiffiny.

Great Western is alleging that it is owed payment from the Stratosphere Parties for work performed and for delay and disruption damages. Great Western is claiming damages in the sum of $3,935,438 plus interest, costs and legal fees from the Stratosphere Parties. This amount apparently includes the Tiffiny claim.

The Stratosphere Parties have evaluated the project and have determined that the amount of $1,004,059, of which $195,953 and $371,973 were disbursed on October 29, 2002 to Tiffiny and Great Western, respectively, is properly due and payable to satisfy all claims for the work performed, including the claim by Tiffiny. The remaining amount has been segregated in a separate interest bearing account and is classified in Accounts Payable - Construction on the Consolidated Balance Sheet. As a result, the Great Western base claim has been reduced to $3,213,579, the Tiffiny base claim has been reduced to $327,434 and the escrow balance has been reduced to $443,579.

The Early Case Conference in the Tiffiny case has already been concluded and initial documents and witnesses have been exchanged which has been the discovery to date, however, it is not possible to give an opinion as to probably outcome of the action. The case will proceed with discovery from this point forward until such time as a resolution is reached or the matter is brought to trial. The matter was preliminarily set for trial on April 14, 2003 but has been continued to June 21, 2004. The Stratosphere Parties intend to vigorously defend the action for claims in excess of $1,004,059.

On May 3, 2001, the Company was named in an action brought by Harrah's Entertainment, Inc. and Harrah's Operating Company, Inc. (collectively "Harrah's") alleging infringement of a purported patent covering a business method allegedly developed by Harrah's. The use of an allegedly similar business method by the Company in its advertising and promotions is said by plaintiff to infringe upon its patent rights.

In January 2002, the parties entered into a sealed Consent Judgment resolving the dispute, which was the subject matter of this action. In December 2001, the Company paid Harrah's the settlement for this action.

In addition, in the ordinary course of business, the Company is party to various legal actions. In management's opinion, the ultimate outcome of such legal actions will not have a material effect on the results of operations or the financial position of the Company.

(13) SUBSEQUENT EVENTS

On December 29, 2003, American Casino & Entertainment Properties LLC (ACEP) was formed in Delaware. The holding company will own and operate three gaming and entertainment properties in Las Vegas, Stratosphere, Arizona Charlie's Decatur and Arizona Charlie's Boulder. ACEP entered into a membership interest purchase agreement with Starfire Holding Corporation, which is wholly-owned by Mr. Icahn, in which ACEP agreed to purchase all of the membership interests in Charlie's Holding LLC, a newly-formed entity that will own Arizona Charlie's Decatur and Arizona Charlie's Boulder. The closing of this acquisition is subject to necessary approvals by the Nevada Gaming Commission upon the recommendation of the Nevada State Gaming Control Board and the other terms and conditions of the agreement. The purchase price is $125.9M, subject to reduction based on a post-closing working capital adjustment. Additionally, ACEP has entered into a contribution agreement with their direct parent, American Entertainment Properties Corp., and our indirect parent, American Real Estate Holdings Limited Partnership, or AREH, in which AREH agreed to contribute to us 100% of the outstanding capital stock of Stratosphere Corporation, subject to necessary approvals by the Nevada Gaming Commission upon the recommendation of the Nevada State Gaming Control Board and the closing of the transaction contemplated by the membership interest purchase agreement.

The Company has offered $215,000,000 in aggregate principal amount of 7.85% Senior Secured Notes due 2012. The net proceeds from the sale of the notes will be used in connection with the acquisition of three Las Vegas, Nevada gaming and entertainment properties from affiliated parties. The notes will have a fixed annual interest rate of 7.85%, which will be paid every six months on February 1 and August 1, commencing August 1, 2004. The transaction closed on January 29, 2004 and the proceeds will remain in an escrow account until the Nevada Gaming Authorities have approved the transaction.